Exhibit (i)

February 11, 2010

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

RE:	Ivy Funds, Inc. (Registrant)
Post-Effective Amendment No. 66

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Ivy Funds, Inc. (the Registrant), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Registrant’s Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Registrant.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,

/s/ Kristen A. Richards

Kristen A. Richards

Vice President, Associate General Counsel

and Assistant Secretary